Exhibit 5(i)
[CLEARY GOTTLIEB STEEN & HAMILTON LLP Letterhead]
July  , 2006
Qimonda AG
Gustav-Heinemann-Ring 212
81739 Munich
Germany
Ladies and Gentlemen,
                   We are acting as special German counsel to Qimonda AG (“Qimonda”), a German stock corporation, in connection with the proposed offer, issuance and sale of 63,000,000 American Depositary Shares (the “ADSs”), each representing an ownership interest in one ordinary registered share of Qimonda. In our capacity as such counsel, we are familiar with (i) the proceedings relating to the formation of Qimonda, (ii) the proceedings taken by Qimonda in respect of the issuance of 299,975,000 no par value ordinary shares in connection with the contribution of certain assets to Qimonda by Infineon Technologies AG (“Infineon AG”) and Infineon Technologies Holding B.V. (“Infineon B.V.”) in the course of the carve out of the memory products business of Infineon AG, and (iii) the proceedings taken and proposed to be taken by Qimonda in connection with the proposed issuance of 42,000,000 new no par value ordinary shares (the “New Shares”).
                   This opinion is being furnished in connection with the registration statement (as amended through the date hereof, the “Registration Statement”) on Form F-1 filed by Qimonda with the Securities and Exchange Commission on July 21, 2006 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”).
                   In arriving at the opinions expressed below, we have examined and we are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement;

(ii)	the articles of association (Satzung) of Qimonda as in effect on the date hereof;

(iii)	an excerpt from the commercial register (Handelsregister) in Munich, Germany, with respect to Qimonda;

(iv)	the resolution by Qimonda’s shareholders’ meeting of April 25, 2006, relating to a capital increase in the amount of € 264,577,950.00 against contribution in kind through the issuance of 132,288,975 no par value ordinary registered shares of Qimonda;

(v)	the resolution by Qimonda’s shareholders’ meeting of April 25, 2006, relating to a capital increase in the amount of € 335,372,050.00 against contribution in kind through the issuance of 167,686,025 no par value ordinary registered shares of Qimonda; and

(vi)	such other documents and corporate records of Qimonda and such other instruments and certificates of officers and representatives of Qimonda and such other persons as we deemed appropriate as a basis for the opinions expressed below.
                   In rendering the opinions expressed below, we have relied, without independent verification, upon the following assumptions:

(i)	The authenticity of all documents submitted to us as originals;

(ii)	the conformity with their respective original documents of all documents submitted to us as copies, and the authenticity of the originals of such copied documents;

(iii)	the genuineness of all signatures on all documents submitted to us;

(iv)	that all parties executing all such documents submitted to us had full power, authority and legal right to enter into and perform the terms and conditions of such documents on their respective parts, and that such documents are enforceable against such parties in accordance with their respective terms;

(v)	that any natural person signing any agreement, instrument or other document was legally competent at the time of execution;

(vi)	that any natural person signing any agreement, instrument or other document not on its own behalf, but for and on behalf of another natural or legal person has validly and enforceably bound such natural or legal person to the respective agreement, instrument or other document;

(vii)	that in cases where the execution of a document by a natural person acting for and on behalf of a natural or legal person affected the disposition of property, the power to make such disposition was not limited by applicable law;

(viii)	the accuracy as to factual matters of each document we have reviewed;

(ix)	the registered share capital (Grundkapital) of Qimonda, or any part thereof, has not been repaid to Qimonda's shareholders; and

(x)	the valid transfer of all assets that, as of the date hereof, are described in the Registration Statement as having been contributed to Qimonda by Infineon AG and Infineon B.V., as the case may be, pursuant to the resolutions of Qimonda’s shareholders’ meeting of April 25, 2006 referred to under numbered paragraphs (iv) and (v) of the documents we have reviewed.
                   On the basis of and in reliance upon the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	The Company is a stock corporation (Aktiengesellschaft) duly registered with the commercial register (Handelsregister) in Munich, Germany, and validly existing under the laws of Germany.

2.	The no par value ordinary registered shares of Qimonda existing on the date hereof (i) are validly issued and (ii), upon valid transfer of all assets that, as of the date hereof, are described in the Registration Statement as still requiring contribution to Qimonda by Infineon AG and Infineon B.V., as the case may be, pursuant to the resolutions of Qimonda’s shareholders’ meeting of April 25, 2006 referred to under numbered paragraphs (iv) and (v) of the documents we have reviewed, will be fully paid and non-assessable. In connection with our opinion set forth under (ii) above we have assumed that the aggregate value of the assets that have already been, and the assets that still have to be, contributed by Infineon AG equals or exceeds € 264,577,950.00 and the aggregate value of the assets that have already been, and the assets that still have to be, contributed by Infineon B.V. equals or exceeds € 335,372,050.00.

3.	Upon (i) due authorization of the issuance of the New Shares by Qimonda’s shareholders’ meeting, (ii) full payment of the cash contribution to be paid for the New Shares, and (iii) registration of the implementation of the capital increase pertaining to the New Shares with the commercial register in Munich, Germany, the New Shares will be validly issued, fully paid and non-assessable.
                   The foregoing opinion is limited to the laws of Germany and we express no opinion as to the laws of any other jurisdiction.
                   We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our office under the caption “Legal Matters” on page 107 of the prospectus contained in part 1 of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.
                    This opinion may be relied upon by you only in connection with the Registration Statement. It may not be used or relied upon for any other purpose or by any other person without our prior written consent.
Very truly yours,
CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:
Dr. Gabriele Apfelbacher, a Partner
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